Exhibit 99.3

Lexington Realty Trust –TRANSCRIPT

Q1 2021 Earnings Call

Company Participants:

T. Wilson Eglin, Chairman and Chief Executive Officer

Beth Boulerice, Executive Vice President, Chief Financial Officer and Treasurer

Brendan Mullinix, Executive Vice President and Chief Investment Officer

Lara Johnson, Executive Vice President

James Dudley, Executive Vice President and Director of Asset Management

Heather Gentry, Senior Vice President of Investor Relations

Operator:

Good day, and welcome to the Lexington Realty Trust First Quarter 2021 Conference Call and Webcast. (Operator Instructions) Please note, this event is being recorded. I would now like to turn the conference over to Heather Gentry of Investor Relations. Please go ahead.

Heather Gentry:

Thank you, operator. Welcome to Lexington Realty Trust’s First Quarter 2021 conference call and webcast. The earnings release was distributed this morning, and both the release and quarterly supplemental are available on our website at www.lxp.com in the Investors section and will be furnished to the SEC on a Form 8-K.

Certain statements made during this conference call regarding future events and expected results may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Lexington believes that these statements are based on reasonable assumptions; however, certain factors and risks, including those included in today’s earnings press release and those described in reports that Lexington files with the SEC from time to time could cause Lexington’s actual results to differ materially from those expressed or implied by such statements. Except as required by law, Lexington does not undertake a duty to update any forward-looking statements.

In the earnings press release and quarterly supplemental disclosure package, Lexington has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure. Any references in these documents to Adjusted Company FFO refer to Adjusted Company Funds from Operations available to all equityholders and unitholders on a fully diluted basis. Operating performance measures of an individual investment are not intended to be viewed as presenting a numerical measure of Lexington's historical or future financial performance, financial position or cash flows.

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On today’s call, Will Eglin, Chairman and CEO, Beth Boulerice, CFO, and Brendan Mullinix, CIO will provide a recent business update and commentary on first quarter results. Executive Vice Presidents Lara Johnson, and James Dudley will be available during the question and answer portion of our call. I will now turn the call over to Will.

T. Wilson Eglin:

Thanks, Heather. Good morning everyone. We had a great first quarter overall and continue to make substantial progress on executing our business plan. Adjusted Company FFO was $0.22 per diluted common share in the quarter, which included $10.9 million dollars of lease termination income primarily associated with a legacy industrial asset in Durham, New Hampshire. During the quarter, we purchased three industrial assets for approximately $51 million dollars and completed the fully leased development project in the Columbus market. Overall, these investments produced average estimated stabilized GAAP and cash cap rates of 6.1% and 5.9%, respectively.

Market rents across our portfolio continue to grow, occupancy is healthy, and our industrial exposure represented over 91% of gross real estate assets at quarter end, excluding held for sale assets. We continued to see the value of our industrial properties steadily increase during the quarter and we believe the value of our office portfolio has also improved amidst signs of the pandemic easing.

There are several factors continuing to drive up the overall value of our holdings. Capitalization rates continue to be under pressure, replacement cost is increasing rapidly, and tenant demand is driving rents higher. Our industrial portfolio is benefitting from all these trends, with first quarter industrial Base and Cash Base rent renewal increases of 14.6% and 5.4%, respectively, representing the most visible sign.

The factors driving valuations higher are also supporting a highly competitive investment landscape and we continue to focus our time on finding the best risk-adjusted opportunities in our target markets in the Sunbelt and lower Midwest. Industrial purchases in the quarter included two facilities in Indianapolis and one in central Florida. Additionally, we have approximately $206 million dollars of assets either under contract or with an accepted offer, which we expect to close later this quarter. After a slow start that is typical of the first quarter, current deal flow is robust with more than $1 billion dollars of investments under review. We are mindful of pricing as there continues to be a lot of capital chasing opportunities in a competitive market.

On the development front, we are finishing the construction of our Atlanta project in Fairburn and we are committed to two other projects in our target markets of Indianapolis and central Florida. Development and the purchase of vacancy continue to be attractive ways for us to produce stabilized yields in excess of what is available in the purchase market for fully-leased buildings.

Turning to leasing, we leased 1.5 million square feet during the quarter, and at quarter-end, our stabilized portfolio was 97.8% leased. Our asset management team has done a terrific job in securing both lease extensions and new leases with increasing rents. In addition to the three lease renewals in our single-tenant industrial portfolio, we raised occupancy at our multi-tenant industrial facility in Antioch, Tennessee to nearly 100% and simultaneously increased Base rental

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rates by approximately 16% for the two new tenants within the facility. Subsequent to quarter end, we executed a five-year extension at our 423,000 square foot industrial facility in Lumberton, North Carolina, and increased Base and Cash Base rent by 23% and 8.6%, respectively.

Our balance sheet continues to be in great shape with net debt to Adjusted EBITDA of 4.6 times at quarter end. Our cash balance at quarter end was $170 million dollars, including restricted cash and we had $94.5 million sold forward in our ATM. Liquidity was enhanced during the quarter by $58 million of sales at GAAP and cash cap rates of 6.3% and 6.5%, respectively, and will be augmented by retained cash flow throughout the balance of the year. Subsequent to the quarter, we sold our industrial facility in Laurens, South Carolina for $40 million dollars. Currently, we have assets under contract or with an accepted offer for an aggregate gross price of approximately $135 million dollars. Our remaining non-core sale portfolio consists of 17 properties, which generated first quarter NOI of $8.2 million dollars. We believe the current value of this portfolio is approximately $290 million dollars.

Finally, we continue to make progress with our ESG efforts and have disclosed long-term environmental targets.  In addition, we distributed a tenant survey to collect data, gain feedback and identify opportunities to partner with our tenants.  We became a supporter of the Task Force on Climate-Related Financial Disclosures and a participant member of GRESB, and we are working on reporting to the GRESB real estate assessment for the first time this year.

With that, I’ll turn the call over to Brendan to discuss recent investments and our development pipeline.

Brendan Mullinix:

Thanks, Will. The two Indianapolis assets we acquired during the quarter are virtually identical buildings, each approximately 150,000 square foot Class A facilities built in 2019. Well-located in Northwest Indianapolis, within one mile of I-65, the properties are 100% leased, each with two tenants, and have a weighted average-lease term of just under five years with rental escalations of 2.5%.

Indianapolis’ central location, excellent infrastructure, and its large high-quality labor pool make it very attractive to bulk users, particularly e-commerce distributers. Indianapolis is one of the top five cargo airports in the country with the second largest FedEx hub in the world, and it ranks as one of the top 10 U.S. bulk distribution markets.

Our central Florida acquisition in Lakeland is an example of where we can add value through leasing up some vacancy in the facility. The property is a brand new, 222,000 square foot, Class A warehouse/distribution center, and is primarily leased on a long-term basis with 2.5% annual escalations to credit tenant Motion Industries, a subsidiary of Genuine Parts Company. We are currently in negotiations with a potential tenant for a portion of the remaining square footage and have multiple prospects viewing the additional space as we work towards a stabilized cash yield forecasted to be approximately 5.3%. Lakeland is a core submarket along the I-4 corridor between Tampa and Orlando, two of Florida’s largest and fastest growing MSA’s, and the property is just a short distance away from the new Amazon Air Hub facility in Lakeland.

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Our approximately 320,000 square foot Rickenbacker project in Columbus leased to a subsidiary of PepsiCo was completed in the first quarter. The estimated GAAP and cash stabilized yields are 7.9% and 7.7%, respectively.

As Will mentioned, we continue to have an attractive pipeline of development projects underway. In Atlanta, our Class A, 910,000 square foot development project is expected to be substantially completed this quarter. Atlanta posted record positive absorption in the first quarter of over eight million square feet and the Airport / South Atlanta submarket where the property is located, led the metro with over 5 million square feet of positive absorption. We currently estimate our development costs to be approximately $54 million dollars, and our stabilized cash yield is estimated to be around 5.25%, which assumes 100% occupancy and payment of our partner promote. The property is in a prime location along the I-85 South submarket of Atlanta and we have been seeing shells trade at substantial premiums to building costs.

Today, I’ll touch on the two development projects that we have begun funding in Central Florida and Indianapolis. The Central Florida project is a Class A, 1.1 million square foot warehouse/distribution center located on a 90 acre site with frontage along I-75 and near our recently purchased Amazon facility. The estimated development cost is approximately $81 million dollars. Ocala is very well situated for state-wide Florida distribution requirements, located just north of the I-75/Florida Turnpike split, offering access to Tampa, Orlando and the east and west coasts of Florida, as well as North towards Jacksonville and Georgia.

Our Indianapolis project in Mt. Comfort, which we began funding subsequent to the quarter, is just 14 miles east of downtown Indianapolis with easy access to I-70. Mt. Comfort is one of Indianapolis’s fastest growing modern logistics submarkets and offers a very favorable labor profile relative to other competing submarkets. The 1.1 million square foot facility has an estimated cost of roughly $60 million dollars.

Like our Atlanta development project, both projects feature market leading specs including 40’ clear heights, efficient site plans, truck court depths, building depths and column spacing, and ample trailer and car parking to meet the demands of e-commerce and other bulk distribution users. The shell completions are anticipated late in the first and second quarters of 2022 for the Ocala and Mount Comfort projects respectively; both with estimated stabilized cash yields in the mid 5 percent range. We’ll continue to provide regular updates on the progress of these projects. With that, I’ll turn the call over to Beth to discuss financial results.

Beth Boulerice:

Thanks, Brendan. We generated Adjusted Company FFO of approximately $64 million dollars, or $0.22 cents per diluted common share in the first quarter, and Adjusted Company FFO would have been approximately $0.19 cents per diluted common share, excluding lease termination income of $10.9 million dollars. As announced this morning, we increased the low-end of our 2021 Adjusted Company FFO guidance range by a penny, to a revised range of $0.73 to $0.76 cents per diluted common share.

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Revenues during the quarter were $93 million dollars, representing an increase compared to the same time period in 2020 mostly due to new acquisitions and the termination income I just mentioned.

Property operating expenses were roughly $11 million dollars, with approximately 88% attributable to tenant reimbursements. First quarter G&A was $8.4 million dollars, and we expect our 2021 G&A range to be $31 to 33 million dollars.

Overall same-store NOI increased 0.6% and would have been approximately 1.7%, excluding single-tenant vacancy, with our same-store leased portfolio at 97.5%. More specifically, industrial same-store NOI increased 1.5% and would have been 2.8%, excluding single-tenant vacancy. At quarter-end, approximately 88% of our industrial portfolio leases had escalations with an average rate of 2.3%.

On the capital markets front, we took the opportunity in the first quarter to increase our availability under our ATM program to $350 million dollars. Additionally, we entered into forward sales contracts for an aggregate of 3.6 million common shares, which have not yet settled. As of March 31st, we had 8.6 million common shares unsettled under forward sales contracts, which had an aggregate settlement price of $94.5 million dollars.

As Will mentioned, our balance sheet is in terrific shape with low leverage and ample cash available. At quarter-end, we had nothing outstanding on our unsecured revolving credit facility and unencumbered NOI remains high at 91%.

In addition, our consolidated debt outstanding was approximately $1.4 billion dollars with a weighted-average interest rate of approximately 3.3% and a weighted-average term of 6.7 years. With that, I’ll turn the call back over to Will.

T. Wilson Eglin:

Thanks Beth. I will now turn the call over to the operator who will conduct the question and answer portion of this call.

Operator:

Thank you. We will now begin the question and answer session. (Operator Instructions)

Our first question comes from Anthony Paolone with JP Morgan.

Anthony Paolone:

My first question, just a clarifying one. The $10.9 million of term income in the first quarter, is that included in your $0.73 to $0.76 guidance for the year?

T. Wilson Eglin:

Yes. It is, Tony.

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Anthony Paolone:

And then, just the Florida asset, Brendan talked about where you're taking on some lease-up there. Just what's your appetite for those types of transactions? And should we see you doing more of those?

T. Wilson Eglin:

Yes. I mean I think our expectation is that we will do a little bit more of that, going forward, and that's a function of a few things. We're getting more concentrated positions in our markets. That's creating the market knowledge and data to allow us to underwrite Class A warehouse investments, where we can lease them to a stabilized yield that's sort of well in advance of where we can purchase fully-leased buildings. So I think we'll do a little bit more than that, but it's not going to become a dominant focus.

Anthony Paolone:

And if you think about Lexington's weighted average lease length, it's about seven years, seems to be somewhere in the middle of some of the net lease companies closer to 10 and the pure industrial operating REITS, maybe a little closer to five. Is that where you think the sweet spot should be? Or do you think, over time, that gravitates in a different direction, up or down?

T. Wilson Eglin:

We like it where it is. In the warehouse distribution market, there's been a shortage of longer lease opportunities recently. You tend to see it in sale-leasebacks and sometimes in build-to-suit where the facilities are more specialized. So we like 7 years, but it could get shorter just based on what we're seeing in the market.

Anthony Paolone:

And then just last one from me, just to tie up the disposition side. You mentioned $135 million to be sold, but then you mentioned the $8.2 million of noncore NOI worth about $290 million. Is the $135 million in that, or are those separate? I just wanted to tie that together.

T. Wilson Eglin:

The $135 million is in the $290 million.

Anthony Paolone:

And you think that $290 million could be done this year? Or that's just what's left?

T. Wilson Eglin:

That's what's left. I think one of the reasons why we did not increase the higher end of our guidance is recognizing that we're hopeful that, with the pandemic easing, we may have opportunities to

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move more quickly on the sale front, but time will tell. We'd like to move out of that portfolio as soon as we can, but it would be hard to move it all before year-end.

Operator:

Next question comes from Sheila McGrath of Evercore ISI.

Sheila Kathleen McGrath:

Will, I was wondering if you could give us your big-picture thoughts on M&A in the sector and the valuation on Monmouth, just your thoughts on that.

T. Wilson Eglin:

There's been 2 substantial M&A announcements in the last couple of weeks, as you know. The first one, Realty Income and VEREIT, was interesting to me because, in Realty Income, you have a very large, well-capitalized company with a good cost of capital maybe beginning to act like a consolidator on a path to being a much larger entity. So I thought that was interesting and had, I thought, very positive implications for the net lease sector.

Overall, I thought the transaction was very well thought-out and structured. I was very, very impressed with the management presentation. And you've got to tip your hat to Glenn Rufrano and Paul McDowell for doing such a great job with VEREIT. So I thought that was a win-win for both shareholders in each company. And when you see that in an M&A transaction, it's good for the whole REIT sector, too. So that I thought was really positive.

Equity Commonwealth and Monmouth, I think, has very positive implications for us too, but different ones. In the case of Equity Commonwealth, you've got a very well-respected management team essentially reaching the conclusion that the industrial is likely to be a really good asset class for a long time, and we share that view. So I think that's sort of an endorsement of our strategy.

And I don't know. From what I can tell, some people have questioned the high price, maybe, but to access the industrial market with any kind of scale, the sort of entry price is what it is. I would be more focused on how Equity Commonwealth is going to deploy its cash to scale up the platform. So you have 2 very different transactions, but I think very, very good for us at the same time.

Sheila Kathleen McGrath:

And then, if you could give us a little more detail on that lease termination fee, what kind of asset was that? And what are your prospects to backfill that?

T. Wilson Eglin:

James, do you want to jump in on that one?

James Dudley:

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So we had one tenant that had a lease expiration at the end of March, and then we had a sub-tenant that was stepping into a direct lease that wasn't committed to the property. So we thought, just kind of given the situation, talking with the two tenants, that while we had the sub-tenant in place, it was the best time to maximize value through negotiating a surrender and also getting some lease income from the second piece of the transaction.

It's a mixed-use property. It's got office and industrial. And from a leasing perspective, there's been some preliminary interest, but there's been quite a bit of interest from a sale perspective. So I think that, that will probably ultimately be the outcome, would be a sale to someone who would redevelop the property. But again, the way we felt about it, it was our opportunity to maximize the value of the property through the transaction that we executed and then potentially exiting the property.

Sheila Kathleen McGrath:

And one last quick modeling question. The development that came online this quarter, what was the timing intra-quarter to help us model, going forward?

T. Wilson Eglin:

Beth, do you want to jump in on that one?

Beth Boulerice:

It came on in March of this year.

Operator:

The next question comes from Craig Mailman of KeyBanc Capital Markets.

Craig Mailman:

Will, I appreciate your thoughts on the M&A and the commentary about asset values rising here. Just curious, your cost of capital has also improved pretty significantly here over the last year or so. Just how are you guys viewing what you're willing to pay, given your blended cost of capital and the growth prospects for industrial here?

T. Wilson Eglin:

Well, what we've been doing, Craig, for the most part, is trying to closely match, not exactly dollar for dollar, but if you look at disposition activity for first quarter and our commentary about second quarter, acquisitions may be $260 odd-million and dispositions may be $230 odd-million. But we've sort of been using the purchase market and just taking the sale proceeds from liquidating the office portfolio and a handful of other things and redeploying them in the purchase market.

And then, we've been selling some stock forward in the ATM, which we would sort of plan on drawing down to invest in our development opportunities where the accretion math works best. So

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that's sort of philosophically how we're approaching the business from a capital standpoint. And as I said, we've really just been using disposition proceeds to make purchases so far.

Craig Mailman:

I get the mechanics of how you guys are doing. I guess, on just higher level, you guys have $290 million left to go, sounds like $135 million is teed up. But once you get through that, right, your cost of capital will significantly improve because you'll be using equity and debt to fund future acquisitions.

And so I'm just trying to think, longer term, you guys have done a nice job of sourcing some higher-yielding developments, but clearly, as you want to build out the industrial portfolio, maybe you want to mix in some higher-growth markets, which may have a lower going-in yield. Just how you guys are thinking about your competitiveness at maybe less term, more near-term rollover to get some growth in the portfolio versus continue to buy out maybe some higher-yielding developments, which may not hit right away in terms of more closely match funding the dilution from the capital raises versus getting the NOI online and building out the portfolio, longer term?

T. Wilson Eglin:

Well, I think we're sort of uniquely positioned, right, because we're very active in the single-tenant net lease marketplace, right, which has fully-leased buildings with stable cash flows and growth. And yet we also have the skill set to produce more return than that via buying some vacancy and partnering with developers.

So I agree with you that there's the potential for our cost of capital to get much better. That may allow us to be a little bit more active in the purchase market. But I think it's a tiny bit premature to speculate on what the ideal mix is of how active we would be in purchases versus development.

Craig Mailman:

Then maybe one just quick one for Beth. What do you think the timing is of pulling down the $94.5 million of forward equity, just for modeling purposes?

Beth Boulerice:

So we have to pull it down between August and February. So it will also be dependent on the development budget and as we need to fund the development projects. We'll be drawing down during that time. Great. Thank you

Operator:

Next question comes from Elvis Rodriguez of Bank of America.

Elvis Rodriguez:

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Beth, maybe just a quick question on the termination income. How much was included in guidance coming into the year? And how much is included for the remainder of the year?

Beth Boulerice:

we had known about it, and it was in guidance when we gave guidance last time. It wasn't a solid thing, but we thought that it may happen, so it was in there.

But going forward, there's a little bit of termination income that's going to be spread out over the year for another tenant, but it's not that much compared to the other one. It's about $600,000 a quarter.

Elvis Rodriguez:

And Beth, the loss revenue from Durham over the balance of the year, is it about $1.8 million?

Beth Boulerice:

Exactly. Exactly.

Elvis Rodriguez:

And then, Will, perhaps you can help us here. So you had mentioned potential dispositions of about $200 million to $300 million and investments of about $500 million to $600 million. I'm assuming the investments also includes developments. So you're currently just at net of, call it, $10 million on your acquisitions and dispositions, excluding development. Should we see more of that occur towards the end of the year? Or how should we see the deployment of this capital?

T. Wilson Eglin:

In terms of development spending or on the acquisition side?

Elvis Rodriguez:

On the acquisition front. Should we see it come a little bit more

T. Wilson Eglin:

On the acquisition side. Yes. I mean, I think we have a visible pipeline through June 30, and that gives us a chance to be methodical and disciplined with respect to working up to wherever we get at year-end. I'm hesitant to sort of predict a bigger year than what we've talked about before, just because I think that that sort of creates an internal dynamic where it encourages us to be a little bit more aggressive than maybe we should be. So I think we'll take the market as it comes, but we're clearly positioned to deploy a lot of capital this year.

And I'm heartened to see the amount of transaction activity on the deal sheet compared to first quarter when, typically, it's very slow, but it's a very, very large and very robust market at the moment.

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Elvis Rodriguez:

And just one more for me. You had a new tenant, Unis, added to your top 15 tenants this quarter. How comfortable do you feel with tenant concentration? I mean, Amazon is now a little over 6%. So anything you could share how you think about your portfolio and tenant concentration as you build out your industrial platform?

T. Wilson Eglin:

We've been trying to avoid sort of concentration sort of above 5% in any one place. Amazon would be the exception at the moment, but we like having very balanced credit exposure.

Operator:

The next question comes from Jon Peterson of Jefferies.

Jon Petersen:

Will, I wonder if you can give your thoughts on the idea of eliminating 1031 exchange; specifically for the LXP portfolio, what that might mean for the office properties that you're still trying to dispose of, and then how you anticipate that might impact the transaction markets and your growth plans, going forward?

T. Wilson Eglin:

Well, that would really be an earthquake for the real estate industry. So I personally have not reached a conclusion that, that's likely, but it's safe to say that we're racing to finish the job as fast as we can.

And what we've been doing with our sale proceeds, where we have low tax basis office buildings, is we've been redeploying the capital into Class A modern warehouse and distribution facilities that ideally we hope to never sell, and we just enjoy rent growth forever and ever and never have to worry about redeploying disposition proceeds and having to manage a tax position.

So that's where we're trying to get the portfolio to, and who knows how the tax legislation will work out. But for years and years and years, selling long-term net lease investments to passive investors in the 1031 exchange market has been a great sort of source of liquidity for sellers and often at prices that reflect the fact that you have a motivated buyer trying to further tax gains. So that would be, as I said, an earthquake for the industry. Hard to see how that moves forward, but you never know in this world.

Jon Petersen:

And then, I apologize if I missed this, but the joint venture that you guys have in your press release, the 1.1 million square feet in Indianapolis, could you give us some details on the economics of that joint venture?

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T. Wilson Eglin:

Sure. Brendan, do you want to jump in there?

Brendan P. Mullinix:

Yes, that transaction in Indianapolis is structured similar to our merchant builder, effective [on the] joint ventures. For competitive reasons, I don't like to get deep into the details about how those are structured, but at a high level, it's a 80/20 joint venture, and then there are promote structures to our merchant builder partner based on success.

Operator:

Our next question comes from Todd Stender of Wells Fargo.

Todd Stender:

Just looking at your quarterly leasing summary, the Kraft Heinz lease kind of stuck out at me. I know it was renewed last year, but then it got extended again here in Q1. Just wanted to hear any details you have.

T. Wilson Eglin:

James, do you want to answer that one?

James Dudley:

Yes. So Kraft had a 5-year fair market option, and they exercised it in anticipation that there would be a discussion on a longer-term lease. So they exercised it, and then we continued to negotiate with them. They wanted a small amount of TI, and we're willing to go 10 years. So, really, it was an exercise last year to protect themselves so that they could get the five-year extension, knew they would have the space without competition while we negotiated the longer term.

Todd Stender:

And then, for Will, just with construction costs continuing to rise, driven mostly by the housing market, how have material costs impacted your return expectations as you guys think about breaking ground on new development?

T. Wilson Eglin:

I think maybe I'll ask Brendan to just offer his perspective on the 2 new projects because, so far, it hasn't impacted us very much.

Brendan P. Mullinix:

I can touch on that. So first of all, rising construction costs is something we're very mindful of. In particular, the steel pricing is one factor that's had a big impact on our sector. So, so far as the

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development projects that were discussed in my prepared remarks, we have secured steel pricing and delivery, which is important.

As many may be aware, there are really 2 issues today surrounding steel. One is escalating pricing, and the other is protracted delivery schedule. I think that the one thing about escalating construction costs, including steel pricing, while it's not a positive, I think that it will potentially contribute to a greater rental growth. And I think in terms of the projects that were discussed, having secured our steel, that will allow us to deliver ahead of other competing supply and at a better basis than other new starts. So I think those factors will actually help us from a competitive standpoint.

Operator:

The next question comes from John Massocca of Ladenburg Thalmann.

John Massocca:

So one of the other aspects of the Realty Income/VEREIT merger was the potential spinout of their office properties into a separate company that may also be looking to kind of scale up as it rolls out. Does that potential transaction change how you look at monetizing the JV office portfolio, or even some of your on-balance sheet office assets?

T. Wilson Eglin:

Not necessarily. I think you sort of have to wait and see how that trades and whether it has access to capital to put to work. In terms of our office joint venture, I think we're very pleased with its performance so far, and we're not looking at any sort of large-scale exit strategy at the moment. It would be, I think, great for the sector if there ended up being a net lease office REIT that trades well. I think there's a big opportunity, big risk, obviously, too, but big opportunity if they can turn that into sort of a market-leading platform.

John Massocca:

And so I guess with the JV assets, in particular, is the plan still kind of, if possible, granular dispositions on your end?

T. Wilson Eglin:

Yes. And we've made a handful of good sales so far, and we've shrunk our equity. We're producing a high return on equity for ourselves and our partner, and that partnership is doing very well.

John Massocca:

And then in terms of the development side of the investments, have you seen any kind of [market] change in competition, particularly maybe some of the secondary non- kind of "gateway markets"? Has there been any kind of shift of competition into those markets maybe from gateway markets, if you will?

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T. Wilson Eglin:

Brendan, do you have an opinion on that? I think, from my perspective, we've been working with partners that we've done a lot of build-to-suit work with in the past, and we haven't felt any real competitive pressure from others trying to sort of horn in on those relationships.

Brendan P. Mullinix:

Yes, I would agree with that. Our market's been competitive for some time. So sure, there's new entrants, but I would agree with those comments there.

John Massocca:

And then one last detail one, and apologies if I missed this in the prepared remarks, but was there any update on the leasing prospects at the Olive Branch property, Olive Branch, Mississippi?

T. Wilson Eglin:

We didn't touch on it in our comments, but I'll ask James to jump in and offer his perspective.

James Dudley:

Yes. So we have several prospects. They're mostly preliminary, but there's about 20 million square feet of potential prospects in the market right now. We're also working through our tenant exiting, so there may be some holdover that's going to take place as well from a clarity of a vacancy perspective. But nothing imminent, but quite a bit of activity, and we continue to feel that we're going to have a successful outcome.

John Massocca:

And is a successful outcome, I mean, are rents probably below market, given the demand?

James Dudley:

That's right. We would expect to better the rents that were in place with the incumbent tenant.

Operator:

[Operator Instructions] This concludes our question-and-answer session. I would like to turn the conference back over to Will Eglin for any closing remarks.

T. Wilson Eglin:

Thanks again to everybody for joining us on the call this morning. Please visit our website, or contact Heather Gentry if you would like to receive our quarterly materials. And in addition, as always, you may contact me or any other member of our senior management team with any questions. Thanks again, and have a great day.

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Operator:

The conference has now concluded. Thank you for attending today's presentation, and you may now disconnect.

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